Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended September 30, 2023

November 6, 2023

Yujia Zhai

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2024 first quarter financial results.  I am Yujia Zhai, Investor Relations representative for AOS.  With me today are Stephen Chang, our CEO, and Yifan Liang, our CFO.  This call is being recorded and broadcast live over the Web.  A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows today. Stephen will begin business updates including strategic highlights, and a detailed segment report.  After that, Yifan will review the financial results and provide guidance for the December quarter.  Finally, we will have the Q&A session.

The earnings release was distributed over wire today, November 6, 2023, after the market close.  The release is also posted on the company's website.  Our earnings release and this presentation include non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Stephen Chang.  Stephen?

Stephen Chang

Thank you, Yujia, and good afternoon, everyone.

I will begin today with a high-level overview of our results and then jump into segment details.

We delivered fiscal Q1 results in-line with our guidance. Revenue was $180.6 million, Non-GAAP gross margin was 28.8%, and non-GAAP EPS was $0.33. These results were driven by strong shipments across notebooks, desktop computing and smartphones for fall device launches and the Q4 holiday season. I am pleased that our team delivered solid execution amid macroeconomic headwinds and inventory corrections in some end markets.

We have been managing our business through various cycles and coping with an ever-changing business environment, but our principle remains unchanged: AOS is committed to building towards long-term growth.  We are steadily extending the reach of our business into future and new applications and broadening our product portfolio to address increasing global power trends. As an example, we are leveraging our core technology IP and strengths in advanced computing, battery, motor and power supply and continue to invest in new adjacent markets like datacenters for AI, automotive, and energy generation. In addition, we are taking products deeper into our existing core markets with more integrated solutions that will drive higher BOM content. By investing in new adjacent markets as well as going deeper into our core markets, we believe we will be well positioned to emerge stronger than ever on the other side of this cycle.

The rebound in PCs and smartphones is encouraging following multiple quarters of inventory correction. However, we remain cautious about a sustained broader recovery as we are seeing signs of demand constraints in other end markets, which are feeling the effects of the persistent high-interest rate environment and geopolitical uncertainties. Moreover, Gaming, which has been a significant revenue driver for us is now going through an inventory correction as we indicated last quarter.

While we cannot be immune to the macroeconomic headwinds, it is important to reiterate that our core fundamentals remain strong. Many of our strategic investments over the past years have better positioned us for sustainable growth.  We are excited to have a record number of Tier 1 customer partnerships and growing market share in strategic applications across many of our end markets. We continue to expect to navigate the current environment better than the broader market that we serve.

With that, let me now cover our segment results and provide some guidance by segment for the next quarter.

Starting with Computing. September quarter revenue was down 21.2% year-over-year but up 35.1% sequentially and represented 38.9% of total revenue. These results were driven by solid recovery in shipments across notebook, tablets and desktop computing applications. The recovery has been driven by high-end driver ICs and MOSFETs for powering CPUs. Looking forward into the December quarter, we expect this segment be down low-single-digits following a strong September quarter.

Turning to the Consumer segment, September quarter revenue was down 31.3% year-over-year and down 28.9% sequentially and represented 17.2% of total revenue. As we indicated last quarter, Gaming is going through an inventory correction after an extremely strong 12 months of shipments into the number one console manufacturer. Similar to what we saw in PCs and Smartphones earlier this year, given the speed of the current correction, we believe demand will revert back to a new normal in a couple quarters, factoring in that the console is now in its mid-life part of the platform cycle. However, we do see opportunities to increase BOM content within the current console platform as part of its refresh next year. Longer term, our relationship with this customer is very strong and we are already engaged in discussions for their next model design. For the December quarter, we anticipate a further mid-20% decline in this segment.

Next, let’s discuss the Communications segment, revenue in the September quarter was down 1.3% year-over-year but up 80.2% sequentially, and represented 17.2% of total revenue. These results were driven by strong shipments to the number one U.S. smartphone manufacturer for their fall phone launch and continued strong demand from Chinese smartphone OEMs for their high-end devices. Looking ahead, we anticipate this segment to remain at current healthy levels driven by continued strong shipments to Chinese OEMs ahead of their winter and spring launches.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 23.1% of total revenue. September quarter revenue was slightly below our prior expectations, increasing 2.1% year-over-year and 0.5% sequentially. These results were driven by strong shipments for quick chargers for peak season to our Tier 1 U.S. smartphone customer but offset by weakness in Power Tools. For the December quarter, we expect this segment to decline in the low-teens sequentially, mainly due to reduced quick chargers following the peak season and lower solar demand.

In closing, we delivered a solid fiscal Q1. We are closely monitoring market dynamics and macro headwinds. However, our fundamentals are strong and we are focused on positioning the company towards growth beyond our $1 billion revenue target on the other side of this cycle driven by our leading technology, more diversified product portfolio, Tier 1 customer base in all our business segments, and expanding manufacturing capability and supply chain.

With that, I will now turn the call over to Yifan for a discussion of our fiscal first quarter financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen. Good afternoon everyone and thank you for joining us.

Revenue for the quarter was $180.6 million, up 11.8% sequentially and down 13.4% year-over-year.

In terms of product mix, DMOS revenue was $121.5 million, up 27% sequentially and down 16% over last year.  Power IC revenue was $52.7 million, down 10.5% from the prior quarter and 15.4% from a year ago.  Assembly service revenue was $0.7 million, as compared to $0.6 million last quarter and $1.6 million for the same quarter last year.  License and engineering service revenue was $5.6 million for the quarter versus $6.3 million in the prior quarter.

Non-GAAP gross margin was 28.8%, compared to 28.5% in the prior quarter and 35.4% a year ago.  The quarter-over-quarter increase in non-GAAP gross margin was mainly driven by the mix improvement.

Non-GAAP operating expenses were $40.8 million, compared to $39.1 million for the prior quarter and $36.6 million last year.  The quarter-over-quarter increase was primarily due to higher R&D engineering expenses and professional service fees.

Non-GAAP quarterly EPS was $0.33, compared to $0.19 last quarter and $1.20 a year ago.

Moving on to cash flow. Operating cash flow was $13.8 million, including $8.6 million of repayment of customer deposits.  By comparison, operating cash flow was negative $28.2 million in the prior quarter and positive $36.7 million a year ago.  EBITDAS for the quarter was $23.3 million, compared to $17.7 million last quarter and $45.5 million for the same quarter last year.

Now let me turn to our balance sheet.

We completed the September quarter with a cash balance of $193.6 million, compared to $195.2 million at the end of last quarter.

Net trade receivables were $34.4 million compared to $22.4 million at the end of the prior quarter.  Days Sales Outstanding were 18 days for the quarter versus 19 days for the prior quarter.

Net inventory was $187.8 million at quarter-end compared to $183.2 million at the end of the prior quarter.  Average days in inventory were 129 days, compared to 140 days in the prior quarter.

CapEx for the quarter was $12.5 million, compared to $19.2 million for the prior quarter.  We expect CapEx for the December quarter to range from $10 to $15 million.

Now, I would like to discuss December quarter guidance.

We expect:

•	Revenue to be approximately $165 million, plus or minus $10 million.
•	GAAP gross margin to be 27.1%, plus or minus 1%. We anticipate non-GAAP gross margin to be 28.5%, plus or minus 1%.
•	GAAP operating expenses to be in the range of $48.0 million, plus or minus $1 million. Non-GAAP operating expenses are expected to be in the range of $40.3 million, plus or minus $1 million.
•	Interest expense to be approximately $1.1 million, and
•	Income tax expense to be in the range of $0.8 million to $1.2 million.

With that, we will now open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, share-based compensation expenses, annual revenue and growth objectives; statements regarding expected financial performance of market segments; the macroeconomic conditions and our expectation of recovery of current downturn; our ability to mitigate risks relating to economic downturn; our ability and strategy to develop new products; fluctuation in customer demand and market segments; our share of Tier 1 customer, our ability to control and maintain manufacturing capacity; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the state of semiconductor industry and seasonality of our markets; our lack of control over the JV Company; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2023  filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.